Exhibit 99.1

press release

Oct. 1, 2013, 8:03 a.m. EDT

Pyramid Oil Company Announces Retirement of President and CEO John Alexander; Chairman Mike Herman Named Interim President & CEO

BAKERSFIELD, CA, Oct 01, 2013 (Marketwired via COMTEX) -- Pyramid Oil Company (nyse mkt:PDO) today announced that John Alexander has retired as president and CEO, a position he has held since 2004. Mike Herman, chairman and the Company's largest shareholder, has assumed the role as interim president and CEO.

Mr. Herman, who has served as chairman since 2005, joins the executive management team with extensive experience in the oil and gas industry. He currently is chairman and CEO of Denver-based energy services company ENSERVCO Corporation, a publicly traded provider of well enhancement and fluid management services. He also has been active in private oil and gas exploration and production businesses since the mid 1980s.

Mr. Alexander, who joined Pyramid as vice president and a director in 1986, will also step down from the board. However, he will continue to serve the Company as a consultant during the coming year.

"John has committed more than a quarter century to the operation of Pyramid, and the Company has been fortunate for his leadership." Mr. Herman said. "We intend to work closely together to ensure a smooth transition."

Mr. Herman added, "I believe Pyramid has a very bright future and I look forward to working with management and our directors as we endeavor to create shareholder value through organic growth, as well as potential joint ventures or acquisitions. Our previously announced plan to re-enter and deepen three wells to the Monterrey formation on our Delaney Tunnell property in Santa Maria, California remains a top priority."

The Company also announced that John Turco has retired as a director after serving on the Pyramid board since 1996.

As part of the board and management transition, Mr. Herman has purchased 243,579 shares of Pyramid common stock from Mr. Turco at a price of $6.00 per share. In addition, Mr. Herman has purchased 95,592 shares from Mr. Alexander at $6.00 per share, and will buy an additional 100,000 of Mr. Alexander's shares by May 1, 2014, at the same price.

Herman said the Company also has commenced a search for two independent directors to replace Mr. Alexander and Mr. Turco on the Pyramid board.

About Pyramid Oil Company Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909. Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

CONTACTS:

Geoff High

Principal

Pfeiffer High Investor Relations, Inc.

303-393-7044

SOURCE: Pyramid Oil Company

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